UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2018

CELGENE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34912	22-2711928
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

86 Morris Avenue, Summit, New Jersey	07901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 673-9000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On May 31, 2018, Celgene Corporation (the “Company”) announced the hiring of David V. Elkins, 49, as Executive Vice President (EVP), Chief Financial Officer (CFO). Mr. Elkins will join Celgene on July 1, 2018, and become CFO effective August 1, 2018. Mr. Elkins will succeed current CFO Peter N. Kellogg, who will become Celgene’s EVP, Chief Corporate Strategy Officer until his retirement, planned for mid-2019.

Mr. Elkins has more than 25 years of finance, strategy, operations, supply chain and business development experience in the United States, Europe and emerging markets. He joins Celgene from Johnson & Johnson (J&J), where he was Worldwide Vice President and CFO for Consumer Products, Medical Devices and Corporate Functions with $40 billion in revenue and a worldwide finance team of 1,800 employees.

Mr. Kellogg joined Celgene as CFO in August 2014. Under Mr. Kellogg’s leadership, Celgene has delivered industry-leading performance, executed multiple high-potential business development transactions to grow its pipeline, and significantly strengthened its balance sheet. In his new role, Mr. Kellogg will work with the executive team to define Celgene’s strategy for long-term, sustainable growth beyond 2020. Mr. Kellogg will also work closely with Mr. Elkins to ensure the transition of all financial and operational matters.

Both Mr. Kellogg and Mr. Elkins will report directly to Mark J. Alles, Chairman and Chief Executive Officer, and serve on Celgene’s Executive Committee.

In connection with his appointment, the Company entered into an offer letter agreement with Mr. Elkins (the “Offer Letter”), providing for the terms of his employment, including annual base salary of $850,000, participation in the Company’s Management Incentive Plan with a target bonus of 85% of eligible base salary (with a potential maximum payout of 200% of target and, for 2018, a guaranteed bonus equal to the full target amount), a grant of options to be determined on the grant date by dividing the value of such grant ($3 million) by the applicable Black-Scholes value per stock option, and restricted stock units determined on the date of grant by dividing the value of such grant ($6.75 million) by the closing stock price of the Company’s common stock on the date of grant. The stock options will vest in equal annual installments over four years and the RSUs will vest in three equal installments over a three year period from the date of grant. In addition, Mr. Elkins will receive a target number of performance stock units determined on the grant date by dividing the value of such grant ($1.6 million) by the closing stock price of the Company’s common stock on the date of grant (with 37.5% apportioned to the 2017-2019 Long Term Incentive Plan (LTIP) performance period and 62.5% apportioned to the 2018-2020 LTIP performance period).

Under the Offer Letter, Mr. Elkins will also receive a one-time payment as a signing bonus of $650,000 payable within 30 days of the start of employment. If his employment is terminated by the Company other than for cause, Mr. Elkins is entitled to a severance payment equal to the sum of his annual base salary and target bonus, plus the continuation of medical and dental benefits at active-employee rates. In the event (i) a change in control occurs and (ii) Mr. Elkins’s position is eliminated, his duties/responsibilities/compensation are significantly reduced or his primary place of work is relocated by 50 miles within two years of the change in control, Mr. Elkins will receive the same termination benefits described above, except that the base salary entitlement will increase by six months and his unvested stock options and RSUs will fully vest. Mr. Elkins will also be eligible to participate in the Company’s annual equity award program and its Deferred Compensation Plan. The foregoing description of the terms of the Offer Letter is not complete and is qualified in its entirety by reference to the full text thereof, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

d)	Exhibits

10.1	Offer Letter
99.1	Press Release, dated May 31, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELGENE CORPORATION

Date: June 1, 2018	By:	/s/ Peter N. Kellogg
Peter N. Kellogg
Executive Vice President
Chief Financial Officer
(principal financial and accounting officer)

EXHIBIT INDEX

Exhibit No.	Description

10.1	Offer Letter.
99.1	Press Release dated May 31, 2018.